Exhibit 99.1

SofTech Adopts Rights Agreement

Designed to Preserve Use of NOLs

LOWELL, Mass. – February 3, 2012 – SofTech, Inc. (OTCQB: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today announced that its Board of Directors has adopted a rights agreement (the “Rights Agreement”) designed to preserve the value of its federal net operating loss carryforwards (“NOLs”) from unintended limitation under Section 382 of the Internal Revenue Code (“Section 382”).

As of May 31, 2011 SofTech had NOLs of approximately $18.3 million.  NOLs can generally be used to offset future taxable income and, therefore, reduce federal income tax obligations. However, SofTech’s ability to use its NOLs will be limited by Section 382 if an “ownership change” occurs. Generally, an “ownership change” under Section 382 occurs if, one or more shareholders owning 5% or more of a company’s common stock increase their ownership to more than 50% over a rolling three-year period. The Rights Agreement was adopted to reduce the likelihood of an ownership change occurring that would result in an unintended triggering of Section 382 and the resulting restrictions on SofTech’s use of its NOLs.

“The NOLs are important assets of SofTech. The Rights Agreement protects the interests of all shareholders by preserving our ability to use these assets,” said Joseph P. Mullaney, chief executive officer of SofTech. “The Rights Agreement we are putting in place is similar to agreements adopted by many other companies like SofTech that have valuable tax assets.  It is intended to maintain shareholder value and we believe that the Rights Agreement is in the best interests of SofTech’s shareholders; it was not implemented in response to any known accumulation of shares of SofTech’s common stock,” Mr. Mullaney said.  SofTech intends to submit the Rights Agreement to shareholders for approval at the Company’s next annual meeting.

In connection with the Rights Agreement SofTech’s Board of Directors declared a non-taxable dividend of one common stock purchase right (the “Rights”) for each outstanding share of its common stock. The Rights will be distributed to shareholders of record as of February 15, 2012, but would only be activated if triggered by the Rights Agreement.  Any shares of common stock issued after the record date will be issued together with the Rights.  Effective today, if any person or group acquires 4.99 percent or more of the outstanding shares of common stock (other than certain persons exempted by the Board of Directors as described in the Rights Agreement), there would be a triggering event under the Rights Agreement resulting in significant dilution in the ownership interest of such person or group in SofTech stock. A shareholder who currently beneficially owns 4.99 percent or more of the outstanding shares of common stock will not trigger the Rights unless that shareholder thereafter becomes the beneficial owner of additional shares of common stock representing one half of one percent (0.5%) or more of common stock then outstanding.

The consequences to a person or group that caused a triggering event (the “Acquiring Person”) would be that all other shareholders other than the Acquiring Person would be allowed to purchase additional shares at a significant discount thereby materially diluting the Acquiring Person’s holdings. In this way the Rights Agreement acts as a deterrent.

The Rights will expire upon the earliest of the close of business on February 2, 2015 (unless that date is advanced or extended by the Board of Directors), the time at which the Rights are redeemed or exchanged, or the time at which the Board of Directors determines that the NOLs are no longer available under Section 382.

Additional information regarding the Rights Agreement will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that SofTech will be filing with the Securities and Exchange Commission.

About SofTech

SofTech, Inc. (OTCQB: SOFT) is a proven provider of product lifecycle management (PLM) solutions, including its ProductCenter® PLM solution and its computer-aided design product CADRA®.

SofTech’s solutions accelerate products and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech software solutions, including General Electric Company, Goodrich, Honeywell, Siemens, Sikorsky Aircraft and the U.S. Army. Headquartered in Lowell, Massachusetts, SofTech (www.softech.com) has locations and distribution partners in North America, Europe, and Asia.

SofTech, CADRA and ProductCenter are registered trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

Forward Looking Statements

The statements in this press release concerning the potential benefits of SofTech’s NOLs, possible limitations on the use of such NOLs and the effect of the Rights Agreement are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the difficulty of applying Section 382 to the facts and circumstances specific to SofTech, unreported buying and selling activity by stockholders and unanticipated interpretations of the Internal Revenue Code and regulations. Adoption of the Rights Agreement by SofTech does not prevent one or more stockholders of the Company from, notwithstanding the dilution to such stockholders’ interests under the Rights Agreement, engaging in buying and selling activity that may have an adverse impact on the Company’s tax attributes. There can be no assurance that SofTech will be able to utilize any of these tax assets in the future.  Additional risk factors are set forth more fully under “Risk Factors” in SofTech’s Form S-1 Registration Statement (333-174818) and Quarterly Report on Form 10-Q for the quarter ended November 30, 2011.  SofTech undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

CONTACT:

Joseph P. Mullaney

President & Chief Executive Officer

SofTech, Inc.

(978) 513-2700